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                                  SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]   Definitive Proxy Statement

[X]   Definitive Additional Materials

[ ]   Soliciting Material under Rule 14a-12

                              MILLENNIUM CELL INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------------

      (2)  Aggregate number of securities to which transaction applies:

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      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      (4)  Proposed maximum aggregate value of transaction:

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                                                               December 19, 2002

Dear Millennium Cell Shareholder:

     We are writing to you to urge that you vote in favor of a very important matter for the growth and development of our company. We encourage you to participate in a Special Meeting of the stockholders of Millennium Cell, Inc. (NASDAQ: MCEL) to be held on Thursday, January 23, 2003 at 10:00 a.m. eastern daylight time at the company's headquarters at 1 Industrial Way West, Eatontown, New Jersey.

     The company has undertaken a program to finance the continuing research, development, and commercialization of our Hydrogen On Demand(TM) technology and related applications and technology that provides that funds will be available as and when needed over the next 18 months. Your board has determined that this financing program is vital for the company. Under the rules of the NASDAQ Stock Market, the issuance or potential issuance of all securities as part of a single transaction may not equal or exceed 20% of the outstanding common stock prior to the transaction without shareholder approval. Therefore, we have called this meeting to seek your approval. We strongly urge you to vote in favor of the financing program and stock issuance.

     We chose this type of financing program to permit the company to control the prices at which common stock may, in the absence of other more cost-effective funding, be issued and the extent of the dilution to our existing shareholders. In today's very challenging capital market, we believe this approach to an effective way to protect and advance the interests of our shareholders and satisfy the needs of the company.

     As more fully described in our SEC filings, we sold shares of common stock to an investor group and granted them certain warrants to acquire common stock. We also committed to sell unsecured and secured convertible debentures in an aggregate principal amount of $12,000,000 and certain warrants to acquire common stock. The secured and unsecured debentures and warrants contain provisions for conversion price adjustments at the option of the company and anti-dilution adjustments, either of which could result in further stock issuances at a discount from their current prices. It is the issuance of secured convertible debentures in aggregate principal amount of $8,500,000 and certain related warrants that is the subject of the shareholder approval being sought at the meeting.

     THE BOARD OF DIRECTORS, OFFICERS AND AFFILIATES OF THE COMPANY RECOMMEND THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE PROPOSAL SET FORTH IN THIS PROXY STATEMENT.

     You are cordially invited to attend the Special Meeting in person. Even if you do not plan to attend the Special Meeting, please promptly complete, sign, date and return the enclosed proxy card in the enclosed self-addressed, stamped envelope. It will assist us in keeping down the expenses of the Special Meeting if all stockholders return their signed proxies promptly, whether they own a few shares or many shares.
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     Directions to Millennium Cell's headquarters may be found on the Company's website at www.millenniumcell.com.

     If you have any questions, please call Investor Relations at 732-542-4000, or email info@millenniumcell.com.

Sincerely,




Stephen S. Tang, Ph.D.                                     G. Chris Andersen
President & CEO                                            Chairman of the Board
Millennium Cell Inc.                                       Millennium Cell Inc.